Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
QLogic Corporation:
We consent to the use of our reports dated June 1, 2006, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of April 2, 2006 and April 3, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 2, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of April 2, 2006, and the effectiveness of internal control over financial reporting as of April 2, 2006, incorporated herein by reference.
/s/ KPMG LLP
Costa Mesa, California
June 8, 2006